Exhibit 4.4


RE:   GRANT OF OPTIONS UNDER SECTION 102 - 2004 PLAN TO ISRAELI EMPLOYEES


Dear:    ________

      We are pleased to grant you options ("Options") to purchase up to __________ Ordinary Shares, nominal value NIS 1.00 each, of Tower Semiconductor Ltd. (the "Company"), pursuant to the Employee Share Option Plan 2004 of the Company, (the "Plan"), as of __________ (the "Date of Grant").



      The Plan is a Plan under Section 102 of the Income Tax Ordinance ("Section 102") and the United States Internal Revenue Code of 1986, as amended, and the grant and issuance of Options pursuant to this letter is subject to the receipt of all the approvals required under applicable law. The Options will be issued to David H. Schapiro Legal Services (the "Trustee").

      The exercise price of the Options shall be $________ per share. The terms and conditions set forth in this letter are subject to and supplemented by the terms and conditions set forth in the Plan posted on our website. You are urged to review the Plan and shall be deemed to be fully aware of all the terms and conditions governing the Options set forth in the Plan. By your signature below, you agree to be bound by the terms and conditions of the Plan.

      The Options pursuant to this letter will be issued once you sign: (I) this letter, (II) the attached Employee's Declaration, and (III) any other form which is required under Section 102 and which will be provided to you by the Company, and return them to the Company. The forms referred to above must be SENT to the Human Resources Manager only, no later than ________ on 15:00. No options will be granted to you if the forms are not returned by such date. If you are unable to return the forms by such date, you may contact the CFO or VP Human Resources of the Company, who is authorized, at his/her discretion, to extend such date, but in any event no later than ________.



      The issuance of the Options is subject to the main terms and conditions set out below. The full terms and conditions of the Options are set out in the Plan.

1.    ISSUANCE OF OPTIONS.

            The Options are hereby issued to the Trustee for your benefit, subject to the terms and conditions hereunder.

            The Options will not be listed in any stock exchange and are not transferable (except to your legal heirs or estate).

2.    VESTING; PERIOD OF EXERCISE.

      2.1. Subject to the terms and conditions of the Plan and this letter, the Options granted pursuant to this letter shall become exercisable
            (vest) in accordance with the following schedule:

            (a) ________ of the Options shall vest 12 months from the Date of Grant;

            (b) ________ of the Options shall vest 24 months from the Date of Grant;

            (c) ________ of the Options shall vest 36 months from the Date of Grant; and

            (d) ________ of the Options shall vest 48 months from the Date of Grant;

      2.2. The above Options will vest and become exercisable only if on the date of vesting you are still employed by the Company.

      2.3. Vested Options may be exercised in whole or in part, at any time within a period of ten (10) years from the Date of Grant (the "Exercise Period"). Any Option not exercised within the Exercise Period shall lapse and become void and unexercisable.

      2.4. Options which are unvested at the time of termination of your employment with the Company will become void and unexercisable at the time of such termination. In addition, if your employment with the Company is terminated voluntarily by you or is terminated by the Company for any reason, vested Options can be exercised by you within sixty (60) days after your last day of employment with the Company. Thereafter, such options shall lapse and become void and unexercisable.

      2.5. The procedure for exercise of the Options shall be as it appears on the web-site of the Company. However, the Company may change the procedure for exercise of Options at its discretion. The Company will notify you of any changes in the procedure.

3.    NOTICES.

            All notices, consents and other communications under this Agreement shall be sent in writing and shall be deemed to have been given when (a) delivered by hand, (b) mailed by certified or registered mail, return receipt requested or express delivery service, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate as to itself by notice to the other parties).

      (a)   If to you, at your address listed beneath your signature below;

      (b) If to the Company: Human Resources Department, Tower Semiconductor, P.O. Box 619, Migdal Ha'emek, Israel;

      (c)   If    with     respect     to    Option     exercise     procedures:
            benefit@mybenefit.co.il or facsimile no.: 09-766-5080.

4.    NO WAIVER.

            The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.


                                               Sincerely,



                                               Tower Semiconductor Limited

         Name of Employee: ___________                  Date: _____________



         Employee signature: _____________

         Employee ID number: _____________

         Employee address:   _____________

EMPLOYEE'S DECLARATION

1. I, the undersigned, confirm that the contents of this letter, dated ____________ are acceptable and agreed to by me.

2. All taxes, commissions and other expenses and payments payable in connection with the grant of the Options, the exercise thereof, the sale of the shares purchased by way of exercise of the Options (to the extent payable) and/or the transfer of funds (including currency conversions) will be borne by me. I will promptly indemnify the Company in the event it makes any of such payments.

3. I acknowledge and agree that in the event that bonus shares are issued by the Company in respect of the shares granted to me pursuant to this letter, such bonus shares shall be transferred by the Company to the Trustee, and the terms and provisions of the Income Tax Rules mentioned above shall apply to the bonus shares, as shall the Trustee's undertakings under the Agreement between the Trustee and the Company.

4. Without derogating from the former provisions, I acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding in connection with this grant or its exercise is my responsibility. I specifically acknowledge that any and all applicable laws and regulations in Israel pertaining to the granting of options including but not limited to the provisions set forth in Section 102 of the Income Tax Ordinance [New Version] - 1961 (the "Ordinance") and any rules promulgated thereunder including any amendment thereto, any interpretation published by the Israeli tax authorities in their official guidelines and any judicial interpretation of the Israeli courts, shall each apply with respect to my Options and may affect the terms of my Options. Any exercise of an Option and sale of shares received upon the exercise of my Options (the "Shares"), which deviates from the rules set forth in Section 102 of the Ordinance or in regulations promulgated thereunder (the "Rules") may result in adverse tax consequences for me. I further acknowledge that each of the Company, brokers effecting transactions relating to my Options and the Trustee (as defined below) is under no obligation to inform me as to whether a particular transaction I may consider effecting complies with the Rules. I further acknowledge that the Company has not, nor does it intend to, provide tax advice with respect to the tax ramifications of an Option grant under the laws of any jurisdiction, including Section 102 of the Ordinance or any Rules promulgated thereunder, and that I am urged to seek my own personal tax advice.

5. I acknowledge that a trustee (the "Trustee") has been appointed to administer my Options in accordance with Section 102 of the Ordinance and the Income Tax Rules (Tax Benefits Regarding the Grant of Options to
      Employees), 2003 (the "Rules") and pursuant to an agreement with the Trustee that may be amended from time to time (the "Trust Agreement"). In accordance with the terms of this Option Agreement, the Company and/or the Trustee are responsible, among other things, to: (a) withhold and pay any applicable taxes owed to the tax authorities in Israel in connection with my Options, including as a result of an exercise of my Options and sale of the Shares by me, prior to releasing any funds owed to me, (b) provide the tax authorities in Israel with an annual report in accordance with the Rules and (c) provide the Israeli tax authorities with a report regarding the grant of Options under the Plan, within ninety (90) days from the Grant Date in accordance with the Rules. Any fees associated with the exercise of my Options as specified in the Trust Agreement will be borne solely by me. In accordance with the approval granted by the Israel Tax authorities in connection with this Plan, certain of the functions related to the administration of my options may be performed by the Company.

6. In accepting this grant, I acknowledge that unless otherwise permitted by the Income Tax Authorities, the Rules as of the Option Date prohibit me from selling Shares issued upon exercise of my Options during a period of twenty-four months from the end of the tax year in which the grant took place in the event that my Options are subject to the "capital gains track" as set forth in Section 102(b)(2) (the "Capital Gains Track") of the Ordinance (the "Capital Gains Track"), or during a period of twelve months from the end of the tax year in which the grant took place in the event that my Options are subject to the "employment income track" as set forth in Section 102(b)(1) of the Ordinance (the "Required Holding Period"). Notwithstanding the above, if I elect to sell my Shares during the Required Holding Period, I hereby acknowledge that the sale of the Shares will be taxed in accordance with the relevant provisions of Section 102 of the Ordinance and the Rules regarding a breach of the terms of the Required Holding Period. For the avoidance of doubt, in the event that my Options are subject to the "capital gains track", a sale of the shares issued upon exercise of my Options during the Required Holding Period will forfeit my right to receive the tax benefits of the "capital gains track" under Section 102(b)(2) of the Ordinance and the income derived from the exercise of the Options and the sale of the Shares will be taxed as regular employment income (and not at the reduced capital gains tax rate, if applicable) and will be subject to National Insurance and Health tax.

7. I hereby acknowledge that Options granted pursuant to Section 102 as capital gains track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as a capital gain ("102 Capital Gains Track Options"), or as ordinary income track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as ordinary income ("102 Ordinary Income Track Options"; together with 102 Capital Gains Track Options, "102 Trustee Options"), shares issuable upon exercise of 102 Trustee Options or proceeds arising from the sale of such shares may be released to an Israeli resident Grantee only in compliance with the Ordinance, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee, including without derogation, the withholding of any applicable tax due pursuant to the Ordinance and Rules.

8. I am aware that 102 Trustee Options may be granted before the Plan has been approved by the Income Tax Authorities as a plan under Section 102, but not prior than 30 (thirty) days from the filing of the Plan with the Income Tax Authorities; however, in the event that the Income Tax Authorities may require certain changes to the Plan, the Option Awards shall be subject to these changes

9. I am aware that: (i) the Company intends to issue additional shares and options in the future to various entities and individuals, as the Company in its sole discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount as it finds expedient; and I hereby waive any claim I might or may have regarding such issuance or increase.

10. I am aware that pursuant to Section 102(b)(3), if my Options are issued on the Capital Gains Track with an exercise price lower than the average closing price of the Company's shares on the 30 (thirty) trading days preceding the issuance of the Options, a part of any benefit ultimately derived from the exercise of the Options and the sale of the shares issued upon exercise of my Options, up to the amount equivalent to the difference between these prices, will be taxed as regular employment income and not at the reduced capital gains tax rate and will be subject to National Insurance and Health tax.

11. I hereby consent to the transfer of information that the Company is required to report to the tax authorities and to the Trustee relating to the Options in accordance with the provisions of Section 102 of the Ordinance and the Rules.


         Name of Employee: ___________                  Signature: ___________



         I.D. Number: _______________                   Date: _______________